EXHIBIT 99.1

AT SCHAWK, INC.: Timothy J. Cunningham Interim Chief Financial Officer (847) 827-9494 tim.cunningham@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES FIRST-QUARTER 2008 EARNINGS

Des Plaines, IL, July 2, 2008—Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, reported first-quarter 2008 results.  Net income in the first quarter of 2008 was $4.3 million, or $0.15 per fully diluted share, versus $6.0 million, or $0.22 per fully diluted share, in the first quarter of 2007 as restated.

Restated Financial Information
As reported in its Form 10-K for the year ended December 31, 2007, the Company has restated its consolidated financial statements for the years ended 2005 and 2006 and for the previously released 2007 interim periods.  Additionally, as reported in the Company’s Form 8-K filed with the Securities and Exchange Commission on June 26, 2008, the Company will reflect unaudited, restated consolidated balance sheet information as of December 31, 2007, in its Form 10-Q for the three months ended March 31, 2008.  Accordingly, the financial results for the three month period ended March 31, 2007, and balance sheet data at December 31, 2007, reflected in this release are as restated.

Consolidated Results for First Quarter Ended March 31, 2008
Net sales in the first quarter of 2008 were $126.4 million compared to $129.6 million in the same period of last year, a reduction of $3.2 million, or 2.5 percent.  Acquisitions completed since March 31, 2007, contributed $3.6 million of revenue in the first quarter of 2008.  Total revenues would have declined 5.3 percent without the revenue from these acquisitions.  The quarter-over-quarter decline in sales was the result of lower sales in North America and Europe, which declined by $5.3 million, or 4.6 percent.  Partially offsetting the overall sales decline in the quarter was increased sales in Schawk’s Other reportable segment, which were driven by strong sales at Anthem, the Company’s creative design group, including two acquisitions which contributed to revenue gains in the current quarter.

In the 2008 first quarter, consumer products packaging accounts revenue, which represents approximately two-thirds of the Company’s total revenue, improved 0.6 percent, advertising and retail accounts revenue decreased 6.2 percent, and entertainment accounts revenue decreased 12.0 percent as compared to the first quarter of 2007.  Comparing the first quarter of 2008 to the same period in 2007, the slight improvement in consumer products packaging accounts revenue reflects sluggishness in the U.S. economy partially offset by strong Canadian revenue, including

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Schawk Inc. 2008 First-Quarter Results

the impact of an acquisition, and improved European revenues.  Advertising and retail accounts revenue was adversely affected by the loss of a retail account during the first quarter of 2007, as previously disclosed, and by reduced European revenues, offset by new business from existing customers in the U.S. and stronger Canadian business.  Advertising and retail accounts revenue would have increased 3.1 percent excluding the effect of the lost account.  The decline in entertainment accounts revenue primarily resulted from lower spending from these customers.

Gross profit was 34.0 percent in the first quarter of 2008, a decline from 34.7 percent in the first quarter of 2007.  The decrease in gross profit is partly attributable to the decrease in sales volume, as a significant portion of the expenses associated with cost of sales is fixed and does not decrease proportionately with a decline in sales.

Operating income decreased to $6.7 million in the first quarter of 2008 from $12.2 million in the first quarter of 2007.  First-quarter 2008 operating income percentage was 5.3 percent compared to 9.4 percent in the 2007 first quarter.  The decrease in operating income in the first quarter of 2008 compared to the first quarter of 2007 is the result of lower sales volume, since the majority of selling, general and administrative expenses is relatively fixed in nature and does not fluctuate with sales volume, and a $1.8 million increase in professional fees, which included audit fees and other costs related to Schawk’s restatement, internal controls remediation and related matters, professional fees for due diligence related to a potential acquisition that was not consummated, and consulting fees related to the Company’s re-branding initiative.  Additionally, there was an increase of $1.4 million in selling, general and administrative expenses associated with acquisitions that occurred in 2007.

Interest expense in the first quarter of 2008 was $1.8 million compared to $2.4 million in the first quarter of 2007 as a result of a decrease in outstanding debt of $18.0 million and a reduction in average interest rates as compared to the first quarter of 2007.  Outstanding debt rose by $6.7 million at quarter end, compared to outstanding debt at December 31, 2007, due to working capital requirements, driven in part by a $6.0 million income tax payment related to pre-acquisition tax obligations of the Seven Worldwide Group, which was acquired by the Company in 2005.

Income tax expense for the first quarter of 2008 was at an effective rate of 14.7 percent compared to an effective tax rate of 39.0 percent in the first quarter of 2007.  The decrease in the effective tax rate was primarily a result of a release of a FIN48 tax reserve of $1.4 million related to a statute of limitation closure.

Other Information
Depreciation and amortization expense was $5.5 million for the first quarter of 2008 compared to $5.2 million in the prior-year first quarter.

Capital expenditures in the first quarter of 2008 were $2.4 million compared to $4.4 million in the same period of 2007.

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Schawk Inc. 2008 First-Quarter Results

Cost Reduction Actions
The Company began certain cost reduction actions during the 2008 second quarter that are expected to continue for the remainder of the year.  These actions are expected to result in future savings to the Company primarily through reductions in personnel and more efficient use of operating space.  The Company currently estimates that it will incur charges in the last three quarters of 2008 of between $7.0 million and $8.5 million for severance and related costs, lease termination costs and asset write-downs. Non-cash charges are expected to comprise $0.4 million of the total charges.

The Company currently estimates that these actions will make it possible to reduce operating expenses between $4.0 million and $5.0 million during the last half of 2008 and between $12.0 million and $13.0 million annually in 2009 and thereafter.

Management Comments
President and Chief Executive Officer David A. Schawk commented, “During the first quarter, we experienced a slowdown in business compared to the first quarter of 2007, due primarily to general softness in the U.S. economy.  This slowdown in our markets is the result of reduced promotional, innovation and marketing activities by many of our clients in an effort to absorb higher costs of raw materials and shipping. Market softness was particularly evident in our domestic business, which represents approximately two-thirds of our overall revenue.

“First-quarter 2008 sales were also negatively impacted by $3.5 million as a result of the loss of a major account that we ceased doing business with during the first quarter of 2007.  Outside the U.S., our Canadian operations experienced strong sales, while sales from our European and Asian operations were down slightly comparing the 2008 first quarter to the prior-year first quarter.  Our creative design group, Anthem, also experienced improved sales in the quarter, as two acquisitions contributed to revenue gains as compared to the prior-year first quarter.

“Although we have seen a modest improvement in consumer products packaging activity related to both new products and promotional programs beginning in the second quarter, we are increasing the utilization of our global network as we implement the latest in best practice workflows and technologies to be as efficient as possible.  While our markets have been soft, we believe we are more efficiently positioned than ever before to deliver traditional and expanded products and services to meet our clients’ demands.  During the current soft market conditions however, we will focus on controlling costs to improve our operating margins.  By closing and consolidating manufacturing locations and expanding our sales and services offering while reducing staffing levels, we seek to consolidate technologies and workflows.  Consistent with this, we anticipate charges between $7.0 million and $8.5 million for the remainder of the 2008 fiscal year related to the reduction of personnel and the realignment of sites to perform work in lower cost venues, while continuing to provide high levels of service and quality to our clients.”

Schawk continued, “We are intensely focused on remedying the weaknesses in our internal controls and are working diligently to improve our processes, to design effective controls and to add accounting resources as necessary.  During the first quarter, we incurred $0.9 million in professional fees related to our internal control issues, and anticipate higher general and administrative costs of up to $3.0 million during the remaining three quarters of 2008 related to

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Schawk Inc. 2008 First-Quarter Results

the development of the proper internal controls.  We expect to significantly improve our internal control system by year end.”

Schawk concluded, “With improvement in our consumer products packaging business currently anticipated for the remainder of 2008, along with the steps we are taking to reduce costs, we anticipate that our operating margins will improve through the latter half of 2008 and forward.  As always, we remain dedicated to the Schawk vision of world-class service to our clients.”

Conference Call
Schawk invites you to join its first-quarter 2008 Earnings Conference Call today at 9:00 a.m. Central time.  Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and COO, and Timothy J. Cunningham, interim CFO.  To participate in the call, please dial 866-314-5050 or 617-213-8051 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1882608.  If you are unavailable to participate on the live call, a replay will be available through July 9, 11:59 p.m. Central time.  To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 86644130, and follow the prompts.  The replay will also be available on the Internet for 30 days at the following address:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1882608.

About Schawk, Inc.
Schawk, Inc, is a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity.  With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints.  Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, unanticipated difficulties associated with additional accounting issues, if any, which may cause our investors to lose confidence in our reported financial information and may have a negative impact on the trading price of our stock; our ability to remedy known internal control deficiencies and weaknesses and the discovery of future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating the acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and specifically market conditions for the consumer products industry; the level of demand for Schawk's services; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and  exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in Asia and other foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

Financial Tables Follow…

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Schawk Inc. 2008 First-Quarter Results

Schawk, Inc.
Consolidated Statements of Operations
Three Months Ended March 31, 2008 and 2007
(Unaudited)
(In Thousands, Except Share Amounts)

	March 31, 2008	March 31, 2007
		(Restated)
Net sales	$126,407	$129,624
Cost of sales	83,440	84,602
Gross profit	42,967	45,022
Selling, general and administrative expenses	36,271	32,863
Operating income	6,696	12,159

Other income (expense):
Interest income	74	90
Interest expense	(1,778)	(2,398)
	(1,704)	(2,308)

Income before income taxes	4,992	9,851

Income tax provision	732	3,839

Net income	$4,260	$6,012

Earnings per share:

Basic	$0.16	$0.23
Diluted	$0.15	$0.22

Weighted average number of common and common equivalent shares outstanding:
Basic	27,053	26,607
Diluted	27,582	27,444

Dividends per common share	$0.0325	$0.0325

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Schawk Inc. 2008 First-Quarter Results

Schawk, Inc.
Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except Share Amounts)

	March 31, 2008	December 31, 2007
		(Restated)
Assets
Current assets:
Cash and cash equivalents	$11,155	$11,754
Trade accounts receivable, less allowance for doubtful accounts of $1,945 at March 31, 2008 and $2,063 at December 31, 2007	103,404	113,215
Inventories	27,594	21,902
Prepaid expenses and other current assets	13,131	13,524
Income tax receivable	1,469	--
Deferred income taxes	4,724	4,755
Total current assets	161,477	165,150

Property and equipment, less accumulated depreciation of $93,868 at March 31, 2008 and $89,715 at December 31, 2007	75,323	77,083
Goodwill	246,120	246,368
Intangible assets, net	40,432	41,528
Other assets	4,909	4,858
Total assets	$528,261	$534,987

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$23,346	$26,308
Accrued expenses	46,795	52,420
Income taxes payable	--	4,754
Current portion of long-term debt and capital lease obligations	3,574	4,433
Total current liabilities	73,715	87,915

Long-term debt	113,475	105,942
Other liabilities	21,139	24,547
Deferred income taxes	15,742	15,814

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 29,330,243 and 29,213,166 shares issued at March 31, 2008 and December 31, 2007, respectively; 27,130,958 and 27,013,482 shares outstanding at March 31, 2008 and December 31, 2007, respectively	216	216
Additional paid-in capital	184,925	184,110
Retained earnings	134,836	131,457
Accumulated comprehensive income	13,383	14,162
	333,360	329,945
Treasury stock, at cost, 2,199,285 and 2,199,684 shares of common stock at March 31, 2008 and December 31, 2007, respectively	(29,170)	(29,176)
Total stockholders’ equity	304,190	300,769
Total liabilities and stockholders’ equity	$528,261	$534,987

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